Exhibit 99.1

Wave to Seek Shareholder Approval of Reverse Stock Split with the Objective of Achieving Compliance with Nasdaq National Market Listing Requirements

Lee, MA, — June 16, 2006— Wave Systems Corp. (NASDAQ: WAVX) announced that it has filed a preliminary proxy statement with the SEC for a special meeting to be held on July 24, 2006 seeking stockholder approval permitting the board to implement a reverse stock split of Wave’s common stock at a ratio of either 1:2, 1:3 or 1:4. As part of its appeal to a Nasdaq Listings Qualifications Panel to remain listed on the Nasdaq National Market, Wave has submitted a plan to implement this reverse stock split for purposes of regaining compliance with that market’s $1 minimum closing bid price continued listing requirement.

Wave’s board has determined that a reverse stock split represents the most direct action that Wave can take to address its goal of maintaining its listing on the Nasdaq National Market and has recommended that Wave’s stockholders vote in favor of the proposal. The board and management believe that continued listing on the Nasdaq National Market is in the best interests of the Company and its stockholders and puts Wave in the best position to implement its business plan. If a reverse stock split is approved by the shareholders at the meeting, Wave’s board of directors will determine whether a reverse stock split remains in the best interests of the company and, if so, the ratio at which the reverse stock split will be effected (either 1:2, 1:3 or 1:4). If the reverse stock split is approved by stockholders, and Wave receives a favorable ruling from the Nasdaq Listing Qualifications Panel, Wave believes that a reverse stock split would enable Wave to regain compliance with the minimum bid rule. However, there can be no assurance that this result will be achieved or that Wave will maintain the listing of its common stock on the Nasdaq National Market. Wave is currently in compliance with all other continued listing criteria for the Nasdaq National Market, and Wave’s shares will remain listed on the Nasdaq National Market pending the outcome of the appeal.

If Wave’s stockholders do not approve the reverse stock split and the trading price of the Company’s common stock does not increase to and remain greater than $1.00 per share, it is likely that Wave’s common stock will be delisted from the Nasdaq National Market. Should Nasdaq decline to accept Wave’s plan to preserve its Nasdaq National Market listing status, Wave would apply to have its common stock transferred to The Nasdaq Capital Market, as long as it continues to satisfy the applicable initial listing requirements for such market other than the minimum bid requirement. If such application is approved, Wave will be afforded the remainder of The Nasdaq Capital Market’s 180 calendar day compliance period (i.e. until October 21, 2006) in order to regain compliance with the $1.00 minimum bid requirement. Wave currently meets the applicable Nasdaq Capital Market initial listing requirements other than the minimum bid requirement.

Safe Harbor for Forward Looking Statements
Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the potential that Wave may be de-listed from the Nasdaq National Market or may not qualify for listing on the Nasdaq Capital Market, general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control. Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

Contact:
Gerard T. Feeney, CFO	David Collins, Richard Land
Wave Systems Corp.	Jaffoni & Collins
info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500